701 Ninth Street, NW Washington, DC 20068
William T. Torgerson Vice Chairman and General Counsel	202-872-2590 202-872-2472 Fax wtorgerson@pepco.com
Exhibit 5
November 3, 2005
Pepco Holdings, Inc. 701 Ninth Street, NW Washington, DC 20068
Ladies and Gentlemen:

     I am Executive Vice President and General Counsel of Pepco Holdings, Inc., a Delaware corporation ("Pepco Holdings"), and have acted as counsel to Pepco Holdings in connection with the filing by Pepco Holdings of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), for the registration of 5,000,000 shares of common stock, par value $0.01 per share, of Pepco Holdings (the "Common Stock") for issuance from time to time under the Pepco Holdings, Inc. Shareholder Dividend Reinvestment Plan (the "Plan").

     In connection with this opinion, I or my representatives have examined originals, or copies certified or otherwise identified to my satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as I have deemed necessary or appropriate for purposes of this opinion. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents. As to any facts material to my opinion, I have relied upon the aforesaid instruments, certificates, records and documents and inquiries of Pepco Holdings representatives.

     Based upon the foregoing examination, I am of the opinion that the 5,000,000 shares of Common Stock being registered have been duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

In this opinion, I am opining only on the corporate law of the State of Delaware.
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Pepco Holdings, Inc. November 3, 2005 Page 2

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Legal Opinion" in the prospectus included therein. My consent to such filing and such reference does not constitute a consent under Section 7 of the Act, and in so consenting I have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Securities and Exchange Commission.

Very truly yours,
/s/ William T. Torgerson William T. Torgerson, Esq.
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